Exhibit 10.2

EXECUTION VERSION

TAX RECEIVABLE AGREEMENT

BY AND AMONG

Symbotic Inc.,

Symbotic Holdings LLC

AND

TRA Parties

DATED AS OF June 7, 2022

Table of Contents

		Page
	ARTICLE I

	DEFINITIONS
Section 1.01.	Definitions	2

	ARTICLE II

	DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01.	Tax Assets Schedule	9
Section 2.02.	Tax Benefit Schedule	9
Section 2.03.	Procedures, Amendments	9
Section 2.04.	Closing Date Basis Schedule	10

	ARTICLE III

	TAX BENEFIT PAYMENTS

Section 3.01.	Payments	11
Section 3.02.	No Duplicative Payments	12
Section 3.03.	Pro Rata Payments	12
Section 3.04.	Maximum Selling Price	13
Section 3.05.	Excess Payments	13

	ARTICLE IV

	TERMINATION

Section 4.01.	Early Termination and Breach of Agreement	13
Section 4.02.	Early Termination Notice	15
Section 4.03.	Payment upon Early Termination	15

	ARTICLE V

	SUBORDINATION AND LATE PAYMENTS
Section 5.01.	Subordination	15
Section 5.02.	Late Payments by PubCo	15

	ARTICLE VI

	NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01.	Participation in PubCo’s and OpCo’s Tax Matters	16
Section 6.02.	Consistency	16
Section 6.03.	Cooperation	16

ii

iii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of June 7, 2022, is entered into by and among Symbotic Inc., a Delaware corporation (“PubCo”), Symbotic Holdings LLC, a Delaware limited liability company (“OpCo”), and each of the other undersigned parties (such other parties, along with each other party that from time to time executes a joinder agreement with respect to this Agreement, collectively, the “TRA Parties”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated December 12, 2021 (the “Company Merger Agreement”), by and between Warehouse Technologies LLC, a New Hampshire limited liability company (“Warehouse Technologies”), and OpCo, Warehouse Technologies merged with and into OpCo, with OpCo surviving such merger (the “Company Reorganization”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated December 12, 2021 (the “Business Combination Agreement”), by and among PubCo (formerly known as SVF Investment Corp. 3, a Cayman Islands exempted company incorporated with limited liability), Warehouse Technologies, OpCo and Saturn Acquisition (DE) Corp., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into OpCo, with OpCo surviving such merger (the “Business Combination”);

WHEREAS, in connection with the consummation of the Business Combination, on the date hereof, OpCo entered into the Second Amended and Restated Limited Liability Company Agreement, dated as of the date hereof (the “OpCo LLCA”), pursuant to which, among other things, PubCo became the managing member of OpCo;

WHEREAS, the TRA Parties were previously owners of the equity interests of Warehouse Technologies, and as a result of the Company Reorganization and the Business Combination, the TRA Parties hold or will hold limited liability company interests designated as Common Units in OpCo (“Units”), which is treated as a continuation of Warehouse Technologies for U.S. federal income tax purposes;

WHEREAS, pursuant to the transactions undertaken pursuant to, or in connection with, the Business Combination Agreement, one or more of the TRA Parties will be treated for U.S. federal income tax purposes as selling all or a portion of their Units to PubCo (the “Initial Sale”);

WHEREAS, pursuant to, and subject to the provisions of the OpCo LLCA, the certificate of incorporation of PubCo, and any other applicable documentation, each TRA Party has the right from time to time to require OpCo to redeem all or a portion of such TRA Party’s Units, which redemption would be effected, at PubCo’s election in its sole discretion, (i) for cash (to be paid by OpCo) (a “Redemption”), or (ii) by PubCo effecting a direct exchange (a “Direct Exchange”) of Class A common stock, par value $0.0001 per share, of PubCo (the “Class A Common Stock”) for such Units;

WHEREAS, OpCo (including as a continuation of Warehouse Technologies for tax purposes) and each future member of the OpCo Group that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986 (the “Code”), for the Taxable Year of the Closing Date and for future Taxable Years;

WHEREAS, as a result of the Initial Sale, Redemptions or Direct Exchanges, the income, gain, loss, deduction, expense or other Tax items of PubCo may be affected by the Tax Assets; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Assets on the liability for Taxes of PubCo.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the TRA Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Except as otherwise indicated or if context otherwise requires, as used in this Agreement, the terms set forth in this Article I shall have the following meanings:

“Actual Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (i) the actual liability for U.S. federal income Taxes of (x) PubCo for such Taxable Year and (y) without duplication, any member of the OpCo Group but only with respect to U.S. federal income Taxes imposed on such member of the OpCo Group and allocable to PubCo for such Taxable Year, and (ii) the product of (x) the U.S. federal taxable income of PubCo used in determining the amount described in clause (i) (which, for the avoidance of doubt, shall take into account the application of the proviso below) and (y) the Assumed State and Local Tax Rate; provided, that the liability for U.S. federal income Taxes of PubCo shall be calculated assuming that state and local income and franchise Taxes are not deductible by PubCo for U.S. federal income Tax purposes.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided, that the TRA Parties shall not be treated as Affiliates of PubCo or OpCo for purposes of Section 7.09.

“Agreed Rate” means SOFR plus 100 basis points.

“Agreement” is defined in the Preamble.

“Amended Schedule” is defined in Section 2.03(b).

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, the Tax rate equal to (i) the sum of the product of (x) PubCo’s proportionate share of OpCo’s income and franchise Tax apportionment factor(s) for each state and local jurisdiction (as applied for corporate entities) in which PubCo or OpCo files income or franchise Tax Returns for the relevant Taxable Year and (y) the highest corporate income and franchise Tax rate(s) in effect for such Taxable Year for each such state and local jurisdiction, reduced by (ii) the product of (x) PubCo’s marginal U.S. federal income Tax rate for such Taxable Year and (y) the aggregate rate calculated under clause (i). Notwithstanding the foregoing, on or prior to the first day of any relevant Taxable Year, PubCo and the Representative may agree on an Assumed State and Local Tax Rate that will be used for the relevant Taxable Year, which rate shall be based on good faith estimates of expected apportionment rates for such Taxable Year and on the Tax rates in effect in relevant jurisdictions as of the first day of the relevant Taxable Year.

“Attributable” is defined in Section 3.01(b)(ii).

“Basis Adjustment” means any adjustment to the Tax basis of the Reference Assets as a result of the application of Section 732, 734(b), 743(b), 754, 755 or 1012 of the Code (and, in each case, any successor provision or comparable sections of federal, state, local and foreign Tax laws) as a result of (i) any Exchange, (ii) any payments made pursuant to this Agreement, and (iii) any actual distribution or deemed distribution by OpCo to any TRA Party. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange shall be determined without regard to any Pre-Exchange Transfer and as if any such Pre-Exchange Transfer had not occurred.

“Basis Schedule Accountant” is defined in Section 2.04.

“Board” means the board of directors of PubCo.

“Business Combination” is defined in the Recitals.

“Business Combination Agreement” is defined in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or day on which banks located in New York City, New York are authorized or required by law to close.

“Change of Control” has the meaning ascribed to such term in the OpCo LLCA (except for clause (d) thereof).

“Chosen Courts” is defined in Section 7.06(b).

“Class A Common Stock” is defined in the Recitals.

“Closing Date” has the meaning ascribed to such term in the Business Combination Agreement.

“Code” is defined in the Recitals.

“Company Merger Agreement” is defined in the Recitals.

“Company Reorganization” is defined in the Recitals.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided, however, that a natural person cannot be “controlled by” another Person

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of PubCo, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign Tax law, as applicable, or any other event (including the execution of a Form 870-AD), including a settlement with the applicable Taxing Authority, that finally and conclusively establishes the amount of any liability for Tax.

“Direct Exchange” is defined in the Recitals.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02.

“Early Termination Payment” is defined in Section 4.03(b).

“Early Termination Rate” means the lesser of (i) 4.50% per annum, compounded annually, and (ii) SOFR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.02.

“Exchange” means (a) the Initial Sale, (b) any Direct Exchange, (c) any Redemption or (d) any other transaction or any distribution by OpCo that, in each case, results in an adjustment under Section 732, 734(b), 743(b), 754, 755 or 1012 of the Code (or, in each case, any successor provisions or comparable sections of federal, state, local and foreign Tax laws) with respect to the Tax basis of the Reference Assets.

“Expert” is defined in Section 7.05.

“Final Closing Date Basis Schedule” is defined in Section 2.04.

“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the hypothetical liability for U.S. federal income Taxes of (i) PubCo for such Taxable Year and (ii) without duplication, any member of the OpCo Group but only with respect to U.S. federal income Taxes imposed on such member of the OpCo Group and allocable to PubCo for such Taxable year, in each case of clause (i) and (ii), calculated using the same methods, elections, conventions and similar practices used on the relevant PubCo Return, but (x) calculated without taking into account the Tax Assets (including, for the avoidance of doubt, any carryforward or carryback of any Tax item attributable to the Tax Assets), and (y) assuming that state and local income and franchise Taxes are not deductible by PubCo for U.S. federal income Tax purposes.

“Hypothetical State and Local Tax Liability” means, with respect to any Taxable Year, the product of (i) the U.S. federal taxable income used in determining the Hypothetical Federal Tax Liability for such Taxable Year and (ii) the Assumed State and Local Tax Rate for such Taxable Year.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of the Hypothetical Federal Tax Liability for such Taxable Year and the Hypothetical State and Local Tax Liability for such Taxable Year.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign Tax law with respect to PubCo’s payment obligations under this Agreement.

“Initial Sale” is defined in the Recitals.

“Interest Amount” is defined in Section 3.01(b)(iii).

“Market Value” shall mean the Common Unit Redemption Price, as defined in the OpCo LLCA, determined as of the Early Termination Date (treating such Early Termination Date as a Redemption Date, as defined in the OpCo LLCA).

“Merger Sub” is defined in the Recitals.

“Net Tax Benefit” is defined in Section 3.01(b).

“Objection Notice” is defined in Section 2.03(a).

“OpCo” is defined in the Preamble.

“OpCo LLCA” is defined in the Recitals.

“OpCo Group” means OpCo and any direct or indirect subsidiary in which OpCo owns a direct or indirect equity interest that is treated as a partnership or disregarded entity for U.S. federal income Tax purposes (but only to the extent such subsidiary is held directly or only through one or more entities that are treated as partnerships or disregarded entities) for purposes of the applicable Tax.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Pre-Exchange Transfer” means any direct or indirect transfer of one or more Units or a distribution with respect to one or more Units (or of or with respect to interests in another partnership, which interests were exchanged for Units, or interests in any partnership that directly or indirectly owns Units or an interest in any such other partnership) that occurs prior to an Exchange of such Units, as applicable, and to which Section 743(b) of the Code applies. For the avoidance of doubt, a transaction that otherwise qualifies as a Pre-Exchange Transfer shall be treated as such with respect to an applicable TRA Party even if such TRA Party did not participate in such transaction.

“Proposed Closing Date Basis Schedule” is defined in Section 2.04.

“PubCo” is defined in the Preamble.

“PubCo Return” means the federal, state and/or local Tax Return, as applicable, of PubCo filed with respect to Taxes of any Taxable Year.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability, in each case using the “with or without” methodology. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year, in each case using the “with or without” methodology. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.05.

“Reconciliation Procedures” shall mean those procedures set forth in Section 2.03(a).

“Redemption” is defined in the Recitals.

“Reference Asset” means any tangible or intangible asset of OpCo (or any of its successors or assigns) and any asset held by any entities in which OpCo owns a direct or indirect equity interest that are treated as a partnership or disregarded entity for U.S. federal income Tax purposes (but only to the extent such entities are held directly or only through other entities treated as partnerships or disregarded entities) for purposes of the applicable Tax, as of the relevant date. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Representative” means Richard B. Cohen.

“Schedule” means any of the following: (i) a Tax Assets Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule. For the avoidance of doubt, a “Schedule” shall not include the Proposed Closing Date Basis Schedule or the Final Closing Date Basis Schedule.

“Senior Obligations” is defined in Section 5.01.

“SOFR” means with respect to any day, the Secured Overnight Financing Rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s website. In no event will SOFR be less than 0%.

“Tax Asset” means, with respect to a TRA Party, (i) any existing Tax basis in the Reference Assets that is subject to the allowance for depreciation or amortization provided in Section 167 or 197 of the Code, determined as of immediately prior to an Exchange, that is allocable to the Units being Exchanged by such TRA Party and acquired by PubCo in connection with such Exchange, (ii) Basis Adjustments, and (iii) Imputed Interest. The determination of the portion of the aggregate existing Tax basis in the Reference Assets and accompanying Basis Adjustments that is allocable to the Units being Exchanged by the TRA Party (and payments made hereunder with respect to such Tax basis) shall be determined in good faith by PubCo in consultation with its tax advisors. For the avoidance of doubt, Tax Assets shall include any carryforwards or similar attributes that are attributable to the Tax items described in clauses (i) through (iii).

“Tax Assets Schedule” is defined in Section 2.01.

“Tax Benefit Payment” is defined in Section 3.01(b).

“Tax Benefit Schedule” is defined in Section 2.02.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Payment” is defined in Section 5.01.

“TRA Party” is defined in the Preamble.

“Units” is defined in the Recitals. For the avoidance of doubt, except as the context otherwise requires, and without duplication, the term “Unit” shall include any Units sold or deemed sold in the Initial Sale and any Units received in respect of Earnout Interests (as defined in the Business Combination Agreement).

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that:

(i)

in each Taxable Year ending on or after such Early Termination Date, PubCo will have taxable income sufficient to fully utilize (x) the deductions arising from the Tax Assets (including, for the avoidance of doubt, Tax Assets that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) during such Taxable Year or in the earliest future Taxable Year in which such deductions or other attributes would become available and (y) any loss or credit carryovers or carrybacks generated by deductions arising from Tax Assets that are available as of the date of such Early Termination Date that have not been previously utilized in determining a Tax Benefit Payment as of the date of such Early Termination Date;

(ii)

the U.S. federal income Tax rates and the state and local Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date (and the Assumed State and Local Tax Rate will be calculated based on such rates and the apportionment factor applicable in such Taxable Year), except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law (in which case such rates as enacted shall apply for purposes of this clause (ii));

(iii)

any loss or credit carryovers or carryback generated by the Tax Assets and available as of the date of the Early Termination Schedule will be utilized by PubCo on a pro rata basis from the date of the Early Termination Schedule through the earlier of (x) the scheduled expiration date of such loss carryovers or carrybacks and (y) the tenth anniversary of the Early Termination Date;

(iv)

any non-amortizable, non-depreciable assets are deemed to be disposed of on the fifteenth anniversary of the Early Termination Date; provided that in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset (if earlier than such fifteenth anniversary);

(v)

if, on the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed Exchanged for the Market Value and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date; and

(vi)	any payment obligation pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed, excluding any extensions.

“Warehouse Technologies” is defined in the Recitals.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01. Tax Assets Schedule. Within 90 calendar days after the filing of the U.S. federal income Tax Return of PubCo for each Taxable Year while this Agreement is in effect, PubCo shall deliver to the Representative a schedule (the “Tax Assets Schedule”) that shows, in reasonable detail, the Tax Assets that are available for use by PubCo with respect to such Taxable Year with respect to each TRA Party that has effected an Exchange (including the Basis Adjustments with respect to the Reference Assets resulting from Exchanges effected in such Taxable Year and the periods over which such Basis Adjustments are amortizable or depreciable), and the portion of the Tax Assets that are available for use by PubCo in future Taxable Years with respect to each TRA Party that has effected an Exchange. All costs and expenses incurred in connection with the provision and preparation of the Tax Assets Schedules and Tax Benefit Schedules under this Agreement shall be borne by OpCo. Each Tax Assets Schedule will become final as provided in Section 2.03(a) and may be amended pursuant to Section 2.03(b).

Section 2.02. Tax Benefit Schedule. Within 90 calendar days after the filing of the U.S. federal income Tax Return of PubCo for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment while this Agreement is still in effect, PubCo shall provide to the Representative a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment for such Taxable Year in respect of each TRA Party that has effected an Exchange and the calculation of the Realized Tax Benefit or Realized Tax Detriment, and components thereof, for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule shall include a statement from PubCo to the effect that the computations reflected in the Tax Benefit Schedule have been made without regard to any transaction, election, or change in accounting method, in each case a significant purpose of which is to reduce or defer any Tax Benefit Payment (including any rates of interest hereunder). If PubCo determines that it is necessary to adjust any computations reflected in a Tax Benefit Schedule in order to provide the certification required by the preceding sentence, then PubCo will be permitted to make such adjustments in a manner reasonably acceptable to the Representative (and, for the avoidance of doubt, the amount of any Tax Benefit Payment reflected on this adjusted Tax Benefit Schedule shall be used for purposes of determining the corresponding Tax Benefit Payment and shall ignore any such transactions, elections, or changes in accounting method, in each case a significant purpose of which was to reduce or defer any Tax Benefit Payment). Each Tax Benefit Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(b)).

Section 2.03. Procedures, Amendments.

(a) Procedure. Each time PubCo delivers to the Representative a Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b) and any Early Termination Schedule delivered pursuant to Section 4.02, PubCo shall also (x) except for any information that in the judgment of legal counsel of PubCo would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable law or confidentiality obligations to which PubCo or any of its subsidiaries is bound, deliver to the Representative schedules and work papers, and any other information reasonably requested by the Representative, providing reasonable detail regarding the preparation of the Schedule and (y) allow the Representative reasonable access to the appropriate representatives at PubCo (at no cost to such representatives) in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time PubCo delivers to the Representative a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, PubCo shall deliver to the Representative a reasonably detailed calculation of the applicable Hypothetical Tax Liability and a reasonably detailed calculation of the Actual Tax Liability, as well as any other work papers as determined by PubCo or reasonably requested by the Representative. Any applicable Schedule shall become final, non-appealable and binding on each TRA Party, PubCo and OpCo unless such TRA Party (i) within 30 calendar days after receiving such Schedule or amendment thereto, provides PubCo with notice of a material objection to such Schedule (an “Objection Notice”) or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by PubCo. If PubCo and the applicable TRA Party, for any reason, do not agree upon in writing the issues raised in such notice within 30 calendar days of receipt by PubCo of an Objection Notice, PubCo and such TRA Party shall employ the reconciliation procedures as described in Section 7.05 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by PubCo (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of (x) the receipt of additional factual information relating to a Taxable Year or (y) a change in law having effect for a Taxable Year, in each case after the date the Schedule was provided to the Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Tax Assets Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”). PubCo shall provide an Amended Schedule to the Representative within 90 calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence.

Section 2.04. Closing Date Basis Schedule. Within 90 days after the Closing (as defined in the Business Combination Agreement), OpCo shall deliver to PubCo and the Representative a written statement showing the Tax basis of the Reference Assets as of the date of the Business Combination (the “Proposed Closing Date Basis Schedule”). The Proposed Closing Date Basis Schedule shall be prepared in a manner and detail sufficient to permit the parties to make the computations and adjustments relating to the Tax Assets Schedule. Such Proposed Closing Date Basis Schedule shall become final and binding (the “Final Closing Date Basis Schedule”) 60 days after receipt by PubCo and the Representative, unless either recipient delivers written notice of its objection to the Proposed Closing Date Basis Schedule, specifying those items as to which such objecting party disagrees with the calculation, to the other recipient and OpCo. The parties shall use their reasonable best efforts for a period of 30 days to resolve any objections or disagreements with respect to the Proposed Closing Date Basis Schedule. If the parties are unable to resolve such objections or disagreements, determination of the Final Closing Date Basis Schedule shall be made by Andersen Tax LLC; provided, that if either PubCo or the Representative objects in writing to such determination being made by Andersen Tax LLC, then such determination shall be made by an independent accounting firm of nationally recognized standing reasonably satisfactory to PubCo and the Representative (which such firm shall not have any material relationship with PubCo, OpCo, the Representative, or any of their respective Affiliates) (the “Basis Schedule Accountant”) within 45 days of receipt of written submissions from each of PubCo and the Representative regarding its position with respect to the disputed items. The Basis Schedule Accountant will make a final, conclusive and binding determination based on the written submissions supplied by the parties and pursuant to applicable Law. Each of PubCo and the Representative shall be responsible for and pay 50% of any and all fees and expenses of the Basis Schedule Accountant incurred pursuant to this Section 2.04. The parties (i) agree that the value allocated to the Surviving Pubco Class V-1 Common Stock and the Surviving Pubco Class V-3 Common Stock (each as defined in the Business Combination Agreement) shall be the par value of such Surviving Pubco Class V-1 Common Stock and Surviving Pubco Class V-3 Common Stock and (ii) shall report consistently with such determination for U.S. federal (and applicable state and local) income Tax purposes.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01. Payments.

(a) Payments. Within five Business Days following a Tax Benefit Schedule delivered to the Representative becoming final in accordance with Section 2.03(a), PubCo shall pay, or cause to be paid, to each TRA Party for such Taxable Year the Tax Benefit Payment in respect of such TRA Party determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the applicable TRA Party previously designated by such TRA Party to PubCo or as otherwise agreed in writing by PubCo and the applicable TRA Party.

(b) A “Tax Benefit Payment” in respect of a TRA Party means an amount, not less than zero, equal to the sum of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto.

(i) The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of the total amount of payments previously made under Section 3.01(a) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, no TRA Party shall be required to return any portion of any previously made Tax Benefit Payment and no TRA Party shall be required to make a payment to PubCo on account of a Realized Tax Detriment.

(ii) A Net Tax Benefit is “Attributable” to a TRA Party to the extent it is derived from a Tax Asset with respect to Units that were Exchanged by such TRA Party.

(iii) The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the PubCo Return with respect to Taxes for such Taxable Year until the Payment Date. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the Interest Amount shall equal the interest on the Net Tax Benefit for such Taxable year calculated at the Agreed Rate from the date of such Amended Schedule becoming final in accordance with Section 2.03(a) until the Payment Date. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange.

(iv) Notwithstanding the foregoing, if a Change of Control has occurred and the obligations of PubCo hereunder have not been accelerated under Section 4.01(c) in connection with such Change of Control, then for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Units that were Exchanged (x) prior to the date of such Change of Control or (y) on or after the date of such Change of Control, shall be calculated by utilizing the Valuation Assumptions in clauses (i), (iii) and (iv) of the definition thereof, substituting the phrase “the closing date of the Change of Control” in each place where the phrases “an Early Termination Date”, “such Early Termination Date”, and “the Early Termination Date” appear.

(c) The parties agree that (i) the payments made pursuant to this Agreement in respect of Basis Adjustments (to the extent permitted by applicable law and other than amounts accounted for as Interest Amounts) are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the applicable TRA Parties in connection with the applicable Exchange that has the effect of creating additional Basis Adjustments in the Taxable Year of payment, (ii) any additional Basis Adjustments shall be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate, and (iii) the Actual Tax Liability for any Taxable Year shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as an Interest Amount under applicable law; provided, however, that such liability for Taxes and such taxable income shall be included in the Hypothetical Tax Liability and the Actual Tax Liability, subject to the adjustments and assumptions set forth in this Agreement and, to the extent any such amount is taken into account on an Amended Schedule, such amount shall adjust a Tax Benefit Payment, as applicable, in accordance with Section 2.03(b).

Section 3.02. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner as such intentions are realized.

Section 3.03. Pro Rata Payments. For the avoidance of doubt, to the extent (i) the aggregate tax benefit of PubCo’s deductions with respect to the Tax Assets is limited in a particular Taxable Year because PubCo does not have sufficient taxable income or (ii) PubCo lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the tax benefit for PubCo, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for each applicable TRA Party in the same proportion as Tax Benefit Payments would have been made absent the limitations set forth in clauses (i) and (ii) of this Section 3.03, as applicable.

Section 3.04. Maximum Selling Price. The parties hereto acknowledge and agree that the timing, amounts, and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable. Notwithstanding the previous sentence, unless (i) the parties agree otherwise in writing upon the request of the applicable TRA Party or (ii) the applicable TRA Party provides timely written notice to PubCo that any recipient of any Tax Benefit Payment will elect out of the installment method under Section 453 for any Exchange, then in no event shall the sum of the initial consideration (for U.S. federal income tax purposes) received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Party that are treated (for U.S. federal income tax purposes) as contingent consideration in respect of such Exchange, other than amounts accounted for as interest under the Code, exceed 140% of the initial consideration received for U.S. federal income tax purposes in connection with such Exchange.

Section 3.05. Excess Payments. To the extent PubCo makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.01(a) (taking into account Section 3.03) in an amount in excess of the amount of such payment that should have been made to the TRA Party in respect of such Taxable Year, then (i) the TRA Party shall not receive further payments under Section 3.01(a) until the TRA Party has foregone an amount of payments equal to such excess, and (ii) PubCo shall pay the amount of the TRA Party’s foregone payments to other TRA Parties (to the extent applicable) in a manner such that each of the other TRA Parties, to the extent possible, shall have received aggregate payments under Section 3.01(a) in the amount it would have received if there had been no excess payment to the TRA Party.

ARTICLE IV

TERMINATION

Section 4.01. Early Termination and Breach of Agreement.

(a) PubCo may terminate this Agreement with respect to all of the Units held (or previously held and Exchanged) by all TRA Parties at any time by paying to all of the applicable TRA Parties the Early Termination Payment; provided, however, that, in such case, this Agreement shall terminate only upon the receipt of the Early Termination Payment by all TRA Parties, and provided, further, that PubCo may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by PubCo, neither the applicable TRA Parties nor PubCo shall have any further payment obligations under this Agreement in respect of such TRA Parties, other than for any (i) Tax Benefit Payment agreed to by PubCo and the applicable TRA Party as due and payable but unpaid as of the date of the Early Termination Notice, (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment) or (iii) amount owed in connection with any breach of this Agreement by PubCo.

(b) In the event that PubCo materially breaches this Agreement, whether as a result of failure to make any payment within 60 days after becoming due (except for all or a portion of such payment that is being validly disputed in good faith under this Agreement, and then only with respect to the amount in dispute), failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then, at the election of the Representative, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment agreed to by PubCo and any TRA Parties as due and payable but unpaid as of the date of a breach, and (iii) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that PubCo breaches this Agreement, the Representative shall be entitled to elect on behalf of each of the TRA Parties to receive the amounts set forth in the foregoing clauses (i), (ii) and (iii) of this Section 4.01(b) or to seek specific performance of the terms hereof. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of this Agreement if PubCo fails to make any Tax Benefit Payment within 60 days after becoming due (A) to the extent that PubCo has insufficient funds to make such payment despite using reasonable best efforts to obtain funds to make such payment (including by causing OpCo or any other subsidiaries of OpCo to distribute or lend funds to facilitate such payment, and by accessing any revolving credit facilities or other sources of available credit to fund any such amounts) or (B) because PubCo is prohibited from making such payment as a result of limitations imposed by existing credit agreements to which OpCo is a party; provided, that (x) the interest provisions of Section 5.02 shall apply to such late payment, and (y) solely with respect to a Tax Benefit Payment, if PubCo does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which OpCo is a party, Section 5.02 shall apply, but the Default Rate shall be replaced by the Agreed Rate.

(c) PubCo hereby agrees to provide 20 calendar days’ prior written notice to the Representative of a Change of Control and, unless otherwise agreed in writing by the Representative, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of the Change of Control” in each place where the phrases “an Early Termination Date”, “such Early Termination Date”, and “the Early Termination Date” appear. Such obligations shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such Change of Control, (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of such Change of Control, and (iii) except to the extent included in the Early Termination Payment or if included as a payment under clause (ii) of this Section 4.01(c), any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of such Change of Control. If PubCo will not be the surviving company upon such Change of Control, PubCo agrees to cause the definitive documentation for such Change of Control to require the surviving or successor company to PubCo to satisfy PubCo’s obligations under this Agreement, including with respect to this Section 4.01(c), Section 4.02 and Section 4.03, and the Representative shall be entitled to seek specific performance of the terms hereof. For the avoidance of doubt, Section 4.02 and Section 4.03 shall apply to a Change of Control, mutatis mutandis.

(d) In the case of a termination pursuant to any of the foregoing paragraphs (a), (b) or (c), upon PubCo’s payment in full of the Early Termination Payment to each TRA Party, PubCo shall have no further payment obligations under this Agreement other than with respect to any Tax Benefit Payments in respect of any Taxable Year ending prior to the Early Termination Date, and such payment obligations shall survive the termination of, and be calculated and paid in accordance with, this Agreement. If an Exchange subsequently occurs with respect to Units for which PubCo has paid the Early Termination Payment in full, PubCo shall have no obligations under this Agreement with respect to such Exchange.

Section 4.02. Early Termination Notice. If PubCo chooses to exercise its right of early termination under Section 4.01 above, PubCo shall deliver to each TRA Party notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying PubCo’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment with respect to each TRA Party.

Section 4.03. Payment upon Early Termination.

(a) Within five Business Days after agreement between the applicable TRA Party and PubCo of the Early Termination Schedule, PubCo shall pay to the applicable TRA Party an amount equal to the Early Termination Payment plus any other payment obligation of PubCo arising under Section 4.01(b) or Section 4.01(c). Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable TRA Party or as otherwise agreed in writing by PubCo and the applicable TRA Party.

(b) The “Early Termination Payment” for any TRA Party, as of the date of the delivery of an Early Termination Schedule, shall equal with respect to the applicable TRA Party the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by PubCo to the applicable TRA Party beginning from the Early Termination Date assuming the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by PubCo to the applicable TRA Party under this Agreement (a “TRA Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of PubCo (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of PubCo that are not Senior Obligations. To the extent PubCo incurs, creates or assumes any Senior Obligations after the date hereof, PubCo shall make reasonable efforts to ensure that such indebtedness permits the amounts payable hereunder to be paid. PubCo shall not enter into any agreement if a principal purpose of such agreement is to restrict in any material respect the amounts payable hereunder.

Section 5.02. Late Payments by PubCo. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment under this Agreement not made to the applicable TRA Party when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or other payment under this Agreement was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01. Participation in PubCo’s and OpCo’s Tax Matters. Except as otherwise provided herein or in the Business Combination Agreement or the OpCo LLCA, PubCo shall have full responsibility for, and sole discretion over, all Tax matters concerning PubCo and OpCo, including, without limitation, the preparation, filing or amending of any Tax Return of PubCo or OpCo and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, PubCo shall notify the Representative of, and keep the Representative reasonably informed with respect to the portion of any audit, examination or proceeding relating to Tax matters of PubCo or OpCo by a Taxing Authority the outcome of which is reasonably expected to affect any TRA Payment, and shall provide to the Representative reasonable opportunity to participate in (but not control) such audit, examination or proceeding and to provide information and other input (in each case, at the Representative’s expense) to PubCo, OpCo and their respective advisors concerning the conduct of any such portion of such audit, examination or proceeding; provided that PubCo shall not, and shall cause OpCo not to, settle, compromise or otherwise resolve any such audit, examination or proceeding without the prior written consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement, compromise or resolution is reasonably expected to materially affect any TRA Payments.

Section 6.02. Consistency. Unless otherwise required by law, PubCo and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustment, the Tax Assets, and each Tax Benefit Payment) in a manner consistent with that specified in any Schedule required to be provided by or on behalf of PubCo under this Agreement.

Section 6.03. Cooperation. The TRA Parties shall (a) furnish to PubCo in a timely manner such information, documents and other materials as PubCo may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or proceeding with any Taxing Authority, (b) make itself available to PubCo and its representatives to provide explanations of documents and materials and such other information as PubCo or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. OpCo shall reimburse an applicable TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03. PubCo shall not, without the prior written consent of the Representative, take any action that has the primary purpose of circumventing the achievement or attainment of any Tax Benefit Payment or Early Termination Payment under this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties to one or more of the other parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective parties at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 7.01:

If to PubCo, to:

Symbotic Inc.

200 Research Drive
Wilmington, MA 01887
Attention:	Corey Dufresne
Email:	cdufresne@symbotic.com

with a copy to (which shall not constitute notice to PubCo) to:

Sullivan & Cromwell LLP

125 Broad Street
New York, NY 10004

1870 Embarcadero Road
Palo Alto, California 94303

Attention:	Robert W. Downes George Sampas Matthew B. Goodman
Email:	downesr@sullcrom.com sampasg@sullcrom.com goodmanm@sullcrom.com

If to the Representative, to:

Richard B. Cohen

c/o C&S Wholesale Grocers

7 Corporate Drive

Keene, NH 03431

with a copy to:

General Counsel

C&S Wholesale Grocers

7 Corporate Drive

Keene, NH 03431

with a copy to (which shall not constitute notice to the Representative) to:

Sullivan & Cromwell LLP

125 Broad Street
New York, NY 10004

1870 Embarcadero Road
Palo Alto, California 94303

Attention:	Robert W. Downes George Sampas Matthew B. Goodman
Email:	downesr@sullcrom.com sampasg@sullcrom.com goodmanm@sullcrom.com

If to any TRA Party, to the street address and email address set forth for such TRA Party in the records of OpCo.

Section 7.02. Entire Agreement; No Third Party Beneficiaries. This Agreement, the Business Combination Agreement, and including the Exhibits, the Company Disclosure Letter, the Transaction Documents and the Confidentiality Agreement (each of which as defined in the Business Combination Agreement), and the OpCo LLCA constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings and, representations and warranties, whether oral or written, with respect to such matters. The parties hereby agree that this Agreement is solely for the benefit of the parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder.

Section 7.03. Successors; Assignment; Amendments.

(a) With the prior written consent of PubCo (such consent not to be unreasonably withheld, conditioned or delayed), each TRA Party may assign any of its rights under this Agreement in whole or in part to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form reasonably satisfactory to PubCo, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder; provided, however, that (i) to the extent that a TRA Party effectively transfers Units after the date hereof in accordance with the terms of the OpCo LLC Agreement, and any other agreements the TRA Parties may have entered into with each other, or a TRA Party may have entered into with PubCo and/or OpCo, the transferring TRA Party shall assign to the transferee of such Units the transferring TRA Party’s rights under this Agreement with respect to such transferred Units, and (ii) once any Exchange has occurred, any and all payments that may become payable to a TRA Party pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by (i) the Board and (ii) the TRA Parties who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Parties hereunder if PubCo had exercised its right of early termination on the date of the most recent Exchange (including, for the avoidance of doubt, the Initial Sale) prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided that no such amendment shall be effective, if such amendment will have a disproportionate adverse effect on the payments applicable TRA Parties will or may receive under this Agreement, without such TRA Parties’ consent in writing to such amendment.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. PubCo shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of PubCo, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PubCo would be required to perform if no such succession had taken place. Notwithstanding anything to the contrary herein, in the event a TRA Party transfers his Units to a Permitted Transferee (as defined in the OpCo LLCA), excluding any other TRA Party, such TRA Party shall have the right, on behalf of such transferee, to enforce the provisions of Section 2.03, Section 4.02 or Section 6.01 with respect to such transferred Units.

(d) No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 7.04. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.05. Reconciliation. In the event that PubCo and the applicable TRA Party are unable to resolve a disagreement with respect to the matters governed by Section 2.03, Section 3.01, Section 4.02 or Section 6.01 within the relevant period designated in and in accordance with the term of any other section of this Agreement (such dispute, a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. If the parties are unable to agree on an Expert within 15 days of the commencement of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall be a partner or principal in a nationally recognized accounting firm or a law firm, and, unless the applicable TRA Party and PubCo agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with OpCo, PubCo, the Representative or the applicable TRA Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to the Tax Assets Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by PubCo, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by PubCo, except as provided in the next sentence. PubCo and each applicable TRA Party shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party’s position, in which case PubCo shall reimburse the TRA Party for any reasonable out-of-pocket costs and expenses with respect to such proceeding, or (ii) the Expert adopts PubCo’s position, in which case the TRA Party shall reimburse PubCo for any reasonable out-of-pocket costs and expenses with respect to such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.05 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.05 shall be binding on PubCo, the Representative and the applicable TRA Party and may be entered and enforced in any court having jurisdiction.

Section 7.06. Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) SUBJECT TO SECTION 7.05, THIS AGREEMENT AND ALL PROCEEDINGS AGAINST ANY PARTY IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED, GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT REGARD TO ANY BORROWING STATUTE THAT WOULD RESULT IN THE APPLICATION OF THE STATUTE OF LIMITATIONS OF ANY OTHER JURISDICTION OR THE CONFLICTS OF LAWS PROVISIONS, RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PROVISIONS, RULES OR PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) Each of the parties agrees that: (i) it shall bring any proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the proceeding is vested exclusively in the United States federal courts, such proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (D) mailing of process or other papers in connection with any such proceeding in the manner provided in Section 7.01 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 7.06(b) or that any governmental order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 7.06(c).

Section 7.07. Withholding. PubCo shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as PubCo is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law; provided, however, that PubCo shall notify the Representative in advance before applying any such withholding to allow the applicable TRA Party a reasonable opportunity to provide any applicable forms, certificates or other materials that would eliminate or reduce such withholding, and PubCo will otherwise reasonably cooperate with the applicable payee to eliminate or reduce such withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by PubCo, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable TRA Party. Each TRA Party shall promptly provide PubCo, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 7.08. Admission of PubCo into a Consolidated Group; Transfers of Corporate Assets.

(a) If PubCo becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to such group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of such group as a whole.

(b) If any entity that is obligated to make a TRA Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any TRA Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.09. Confidentiality. Each TRA Party and assignee acknowledges and agrees that the information of PubCo and its Affiliates is confidential and, except in the course of performing any duties as necessary for PubCo and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired pursuant to this Agreement, of PubCo or any Person included within PubCo’s respective Affiliates and successors and the other TRA Parties. This Section 7.09 shall not apply to (i) any information that has been made publicly available by PubCo or any of its Affiliates, becomes public knowledge (except as a result of an act of such TRA Party in violation of this Agreement) or is generally known to the business community, (ii) any information that any TRA Party is permitted to access pursuant to any other applicable agreement or arrangement and that such TRA Party is permitted to disclose pursuant to the terms of any other such applicable agreement or arrangement and (iii) the disclosure of information to the extent necessary for a TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party (and each employee, representative or other agent of such TRA Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) PubCo and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Parties relating to such tax treatment and tax structure.

Section 7.10. Change in Law. Notwithstanding anything herein to the contrary, if, as a result of or, in connection with an actual or proposed change in Tax law, a TRA Party reasonably believes that the existence of this Agreement could have material adverse Tax consequences to such TRA Party or any direct or indirect owner of such TRA Party, then at the written election of such TRA Party in its sole discretion (in an instrument signed by such TRA Party and delivered to PubCo) and to the extent specified therein by such TRA Party, this Agreement (i) shall cease to have further effect and shall not apply to an Exchange with respect to such TRA Party occurring after a date specified by such TRA Party, or (ii) may be amended in a manner reasonably determined by such TRA Party; provided, that such amendment shall not result in an increase in any payments owed by PubCo under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment; provided, further, that such amendment shall not have any adverse effect on any other TRA Party.

Section 7.11. Independent Nature of Rights and Obligations. The rights and obligations of each TRA Party hereunder are several and not joint with the rights and obligations of any other Person. A TRA Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than PubCo). Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Party pursuant hereto or thereto, shall be deemed to constitute the TRA Parties acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and PubCo acknowledges that the TRA Parties are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

Section 7.12. Representative. By executing this Agreement, each of the TRA Parties shall be deemed to have irrevocably appointed the Representative as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) except to the extent provided in this Agreement, receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the Representative to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the Representative is authorized to take pursuant to the other provisions of this Agreement; (vi) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this Agreement and paying any fees related thereto on behalf of such TRA Parties, subject to reimbursement by such TRA Parties. The Representative may resign upon 30 days’ written notice to PubCo, provided that the Representative has found a replacement to become the Representative, which is acceptable to PubCo in its reasonable discretion. If PubCo determines in its reasonable discretion that such replacement is not acceptable, PubCo shall identify a replacement to become the Representative, which is acceptable to the resigning Representative in its reasonable discretion. If the resigning Representative determines in its reasonable discretion that the replacement identified by PubCo is not acceptable, the resigning Representative and PubCo shall cooperate in good faith to identify a replacement acceptable to each such party.

Section 7.13. Non-Recourse. Unless expressly agreed to otherwise by the parties in writing, this Agreement may only be enforced against, and any proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement may only be brought against the Persons expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other representative of any party or of any Affiliate of any party, or any of their respective successors, representatives and permitted assigns, shall have any liability or other obligation for any obligation of any party under this Agreement or for any proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement; provided, however, that nothing in this Section 7.13 shall limit any liability or other obligation of the parties for breaches of the terms and conditions of this Agreement.

Section 7.14. Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 7.15. Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Preamble, and all Recital, Article, Section, and Subsection references used in this Agreement are to the preamble recitals, articles, sections and subsections to this Agreement unless otherwise specified herein or context otherwise requires.

(c) Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; (vi) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); and (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

(d) Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.

(e) When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified.

(f) Unless otherwise specified herein or context otherwise requires, all references to (i) any contract, other agreement, document or instrument (excluding this Agreement) mean such contract, other agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference and (ii) this Agreement mean this Agreement (taking into account the provisions of Section 7.02) as amended or otherwise modified from time to time in accordance with Section 7.03.

(g) All references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement as of the applicable date or during the applicable period of time, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision as of the applicable date or during the applicable period of time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith by a governmental entity.

(h) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, OpCo, PubCo and each TRA Party have duly executed this Agreement as of the date first written above.

SYMBOTIC INC.

By:	/s/ Corey C. Dufresne
Name:	Corey C. Dufresne
Title:	Vice President & Secretary

SYMBOTIC HOLDINGS LLC

By:	/s/ Corey C. Dufresne
Name:	Corey C. Dufresne
Title:	Vice President & Secretary
TRA PARTIES:

[Signature Page to Tax Receivable Agreement]